SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934

                                June 7, 2005
(Date of Report (Date of Earliest Event Reported))

                                 LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	38-0751137
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code (734) 241-4074

                                           None

        (Former name, former address and former fiscal year, if changed since last report.)

Item 2.02  Results of Operations and Financial Condition.

On June 7, 2005, La-Z-Boy Incorporated issued a press release to report the company’s financial results for the quarter and fiscal year ended April 30, 2005. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1. Exhibit 99.2 contains unaudited quarterly financial data for the last eight quarters.

The information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01  Financial Statements and Exhibits

    (c)        The following exhibits are furnished as part of this report:

	Description	Page #
99.1	Press Release Dated June 7, 2005	4
99.2	Supplemental Financial Information	11

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED —————————————— (Registrant)

Date: June 7, 2005

BY: /S/ Louis M. Riccio, Jr. —————————————— Louis M. Riccio, Jr. Corporate Controller On behalf of the registrant and as Chief Accounting Officer

Exhibit 99.1

NEWS RELEASE

Contact: Mark Stegeman	(734) 241-4418	mark.stegeman@la-z-boy.com

LA-Z-BOY REPORTS FOURTH QUARTER AND FULL YEAR OPERATING RESULTS

MONROE, MI. June 7, 2005 – La-Z-Boy Incorporated (NYSE, PCX: LZB) today reported operating results for the fourth fiscal quarter and full year ending April 30, 2005. Net sales for the quarter were $566 million, up $33 million or 6.3% compared to a year earlier. This year’s fourth quarter included 14 weeks of sales versus 13 weeks last year. Quarterly earnings were $21 million or $0.40 per share, which included an after-tax loss of $0.04 per share related to the consolidation of certain VIEs. Income from continuing operations for the fourth quarter was $18 million or $0.35 per share. The quarter includes a number of special items:

o	a change in estimate for worker’s compensation resulting in a pre-tax charge included in cost of goods sold of $5.9 million ($3.6 million net of tax) or $0.07 per share;

o	a reduction in the allowance for doubtful accounts included in SG&A of $5.5 million ($3.4 million net of tax) or $0.07 per share;

o	a net pre-tax gain on restructuring of $3.1 million ($1.9 million net of tax) or $0.04 per share, resulting primarily from gains on the sale of previously idled property and equipment;

o	an extraordinary pre-tax gain of $2.2 million ($1.4 million net of tax) or $0.03 per share from the recoveries of accounts receivables through the acquisition of certain Variable Interest Entities (VIEs);

o	pre-tax income of $1.7 million ($1.0 million net of tax) or $0.02 per share, comprised of pre-tax income of $0.6 million relating to discontinued operations for the fiscal fourth quarter and a pre-tax gain on the sale of the La-Z-Boy Contract® unit of $1.1 million.

This quarter’s per share earnings compare against a loss per share before the cumulative effect of change in accounting principle of $0.64 reported in fiscal 2004’s fourth quarter. The 2004 fourth quarter results included a non-cash charge of $1.07 per share or $71.9 million before tax, $55.9 million after-tax, to reflect the impairment of certain intangible assets. Also included in the 2004 fourth quarter was a $0.01 per share after-tax restructuring charge related to casegoods restructuring. Additionally, the company adopted a new accounting standard in 2004’s fiscal fourth quarter, FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46), resulting in a cumulative effect non-cash charge of $8.3 million net of tax, or $0.16 per share.

For the year ended April 30, 2005 net sales were $2.048 billion, an increase of $96 million or 4.9% from the year earlier sales of $1.952 billion. This year’s sales included 53 weeks of sales versus 52 weeks last year. Earnings for the year totaled $37 million or $0.71 per share, which included an after-tax loss of $0.11 per share related to the consolidation of certain VIEs. Income from continuing operations for the year was $33 million or $0.63 per share. The full year’s results include several special items in addition to the amounts recorded for the change in estimate for worker’s compensation and the reduction in the allowance for doubtful accounts:

o	a full year pre-tax restructuring charge of $10.3 million ($6.4 million net of tax) or $0.12 per share, which is net of gains from the sale of property and equipment in the fourth quarter;

o	a full year pre-tax extraordinary gain of $3.4 million ($2.1 million net of tax) or $0.04 per share from the recoveries of accounts receivables of certain VIEs;

o	pre-tax income of $3.2 million ($2.0 million net of tax) or $0.04 per share, comprised of pre-tax income of $2.1 million relating to discontinued operations for the full fiscal year and a pre-tax gain on the sale of the La-Z-Boy Contract® Group of $1.1 million which was recorded in the fourth quarter.

This compares to earnings before the cumulative effect of the accounting change for fiscal 2004 of $0.05 per share, and a loss after the cumulative effect of $0.11 from the adoption of VIE consolidation accounting standard. Fiscal 2004 results also included a $0.12 per share charge for casegoods restructuring and $1.04 per share for the write-down of intangibles.

Operating margin for the fourth quarter was 5.8%, up from a negative 6.6% a year earlier, which included a write-down of intangible assets and restructuring charges amounting to 13.7% of net sales. This quarter’s operating margin of 5.8% continued an improving trend in sequential operating profit margins from 2005‘s third quarter’s 3.9%, the second quarter’s 2.9% and first quarter’s negative 0.9%. This year’s fiscal fourth quarter included a gain on restructuring amounting to 0.5% of net sales versus a restructuring charge amounting to 0.2% last year. The effect on operating margin in the fourth quarter of fiscal 2005 for a change in estimate for worker’s compensation was a charge of 1.0% of net sales. The effect of the reduction in the allowance for doubtful accounts was a positive impact of 1.0% of net sales. The change in estimate for determining our unpaid worker’s compensation claims involved adopting an actuarial methodology which will more accurately reflect our future expected costs. The reduction in our allowance for doubtful accounts occurred as a result of the acquisition of a major dealer and the reassessment of our credit position of a significant dealer upon obtaining additional credit related information.

The full year operating margin was 3.1% compared to 1.4% in the same period of fiscal 2004. The fiscal 2005 full year operating margin included 0.5% of net sales for restructuring charges, a change in estimate for worker’s compensation amounting to a charge of 0.3% of net sales and a positive impact from the reduction of the allowance for doubtful accounts of 0.3% of net sales. Last year included restructuring and the write-down of intangible assets amounting to 4.2% of net sales.

La-Z-Boy Incorporated President and CEO Kurt L. Darrow said, “We continue to make progress in the growth of our top line and with our operating margins. The significant changes we are driving are beginning to deliver the improvements we anticipated, specifically the change to an import model in our casegoods business. During our fourth quarter we moved decisively by taking actions to obtain higher market penetration levels in major markets by repositioning underperforming dealers. We also sold our contract office seating operation and accelerated the sale of previously idled manufacturing facilities and equipment. We are now prepared to enter our new fiscal year with a clearer focus on our core business. These changes are continuing to better align us with the three core elements of our business model, which are remaining the leading marketer, manufacturer and distributor of upholstered furniture; being a marketer, distributor and importer of casegoods furniture, and being the leading proprietary retailer of furniture. We believe this business model combined with the continued growth in the power of the La-Z-Boy brand will enable us to achieve our financial objectives.”

Upholstery Segment

Upholstery segment sales for the fourth quarter of fiscal 2005 increased 3.5% from a year earlier and were up 3.6% for the full fiscal year. This year’s quarter and year included an extra week of sales. Darrow said, “Our La-Z-Boy branded business continues to outperform our non-branded upholstery companies, though we had good feedback to our product introductions at the recent April Market across all business units. This year we were pleased that we continued the consistent growth of our La-Z-Boy Furniture Galleries® store retail network, both in total sales and store count. We have also made good progress in expanding our presence with major retailers across North America and added many new customers to our distribution portfolio.”

The upholstery segment operating margin for the quarter was 7.9% compared to 10.0% for last year’s fourth quarter. The quarter’s margin was impacted by higher raw material prices for steel, poly and plywood, but at a declining pace. This year the quarter’s operating margin was also effected by the change in estimate for worker’s compensation amounting to a charge of 1.1% of the upholstery segment’s net sales and a positive impact from the reduction of bad debt reserves of 1.3% of its net sales.

Operating margins for the year were 6.3% versus 8.6% in fiscal 2004‘s full year. This year’s margin decline resulted largely from raw material prices for steel, poly and plywood rising at unprecedented levels. The change in estimate for worker’s compensation for the year amounted to a charge of 0.3% of the upholstery segment’s net sales and a positive impact from the reduction of bad debt reserves of 0.4% of its net sales.

Darrow mentioned, “This fiscal year we further drove the growth of our proprietary distribution network of mostly independently operated La-Z-Boy Furniture Galleries® stores by opening 17 new stores and converting or relocating 24 existing stores to the “New Generation” format, bringing the total to 109 in this new format. These new format stores are continuing to generate increased traffic levels, higher average sales per square foot and greater total sales volumes than our older format stores. In the fourth quarter our network opened seven of these new format stores and four stores were remodeled to the new design. Seven non-productive stores were closed during the fiscal year. We enter into fiscal 2006 as North America’s largest single-source store network with 334 stand-alone stores, of which 61 are company-owned. Plans are to open 45-50 of these updated format stores during our 2006 fiscal year, with over 20 of those being new stores and the remainder being store remodels or relocations. This year we made great strides in improving the quality and focus of the company’s proprietary store program with our independent dealers.”

Darrow continued, “In seven of the top 25 markets the company now has an ownership role, acquiring three markets this quarter; Chicago, Pittsburgh and Connecticut, consisting of 21 stores. Two of these markets were previously consolidated as VIEs and will require considerable effort to enhance their performance. During the fiscal year we opened three new stores in our existing corporate markets and converted three stores to the new format. In fiscal 2006 we expect to open five to six company-owned stores and convert or relocate another ten plus stores.”

System-wide, the mostly independently owned La-Z-Boy Furniture Galleries® stores’ April calendar year to date same store written sales were up 0.1% and total sales, which includes new stores, increased 3.2%. Darrow noted, “Our same store sales comparisons for the first four months of the calendar year were essentially flat, but were uneven throughout that period. The month of May appears to continue this trend in inconsistent sales patterns at retail and we expect continued flat to slightly up trends as we enter into the seasonally slower summer months for furniture retailing.”

Sale of Contract Furniture

Darrow commented, “As previously announced, during the quarter we completed the sale of our contract seating furniture unit, La-Z-Boy Contract, as we continue to refocus the company to capitalize on our core strengths in residential furniture. This unit was included in our upholstery segment and sales from this discontinued operation were $48.7 million and $46.9 million for the fiscal years 2005 and 2004, respectively, and have been eliminated from consolidated sales for the year. Pre-tax operating profits from the unit were $0.6 million ($0.3 million net of tax) for the fiscal fourth quarter and $2.1 million ($1.3 million net of tax) for the full year. The net sale price of $11.7 million resulted in a pre-tax gain of $1.1 million ($0.7 million net of tax) in the fourth quarter and the cash generated was primarily utilized to pay down floating rate debt.”

Casegoods Segment

Casegoods sales increased 10.2% from a year earlier for the fourth quarter, and were down just 0.2% for the fiscal year including an extra week of sales during the fourth quarter. Darrow commented, “The quarter sales increase in addition to the extra week was aided by the continuing positive trends in our hospitality business and the rebound in sales on the residential side of our business resulting from the execution of our strategy shift to a marketer, distributor and importer of casegoods product. This is the second consecutive quarter of year-over-year sales improvement.”

The operating margin for the casegoods segment in the April 2005 fiscal quarter was 2.1% compared to 0.2% last year. This year the quarter’s operating margin was impacted by the change in estimate for worker’s compensation amounting to a charge of 1.1% of the casegoods segment’s net sales. For the year the segment’s operating margin was 1.2%, up compared with last year’s 0.7%. The change in estimate for worker’s compensation for the year amounted to a charge of 0.3% of the segment’s net sales.

He added, “Margins continued to improve this fiscal quarter, but were still adversely affected by greater than anticipated transition costs associated with our change to the Pennsylvania House import model. This was somewhat offset by margin benefits of recent pricing initiatives in our hospitality business that we now are beginning to realize. During the fourth quarter, the casegoods distribution center which will support the logistics needs of American Drew, Lea and Pennsylvania House became operational.  Although the start-up cost had a negative effect on fourth quarter earnings, this modern facility will enable us to better serve the customers of these three companies.”

Restructuring charge

As previously announced, we began the closure of several facilities during our second fiscal quarter of 2005 and production was phased out at the last facility during the third fiscal quarter. During the fourth quarter a net after-tax gain on restructuring of $0.04 per share or $1.9 million was realized, which included an after-tax gain of $2.9 million from the sale of property and equipment net of after-tax charges of $1 million incurred resulting from costs associated with the restructuring plan. For the year restructuring charges amounted to a net after-tax loss on restructuring of $0.12 per share or $6.4 million which is net of the after-tax gain from the sale of property and equipment. Darrow stated, “We continue to make steady progress in the liquidation and the disposal of the plants and equipment, many of which are in areas which are now economically depressed by the closure of a number of other manufacturing plants. As we have noted previously, in our casegoods segment, where the bulk of our restructuring has occurred, we now have three manufacturing facilities operating today, each of which is focused on a specific product category.”

Variable Interest Entities

In April of 2004, we began consolidating certain of our independent dealers as Variable Interest Entities (VIEs) which are included in our corporate and other segment. During the year, the equity owner of one of our VIEs contributed $2 million of capital to its business which was recorded as income to reflect a recovery of previously recorded losses. Additionally, for the quarter and the year, an after-tax extraordinary gain of $1.4 million and $2.1 million, respectively, resulted from the recoveries of accounts receivable previously written off relating to the acquisition of previously consolidated VIEs. Darrow commented, “This year the VIEs lost $0.04 per share in the fourth quarter and $0.11 per share for the year. During our fiscal year we took actions to transition the ownership of two of our four under performing VIEs to new independent ownership and acquired the other two operations in the fourth quarter. These actions addressed our negatively performing VIEs. Although we will continue to have some VIEs, we do not expect to have any of these operations significantly detract from our long-term financial performance on an annualized basis.”

Cash Flow and Balance sheet

During the quarter we generated positive cash flow from operations of $32.1 million and $46.0 million for the year. Cash of $11 million was generated from the sale of La-Z-Boy Contract and $5.6 million was also generated from the continued liquidation of property, plant and equipment primarily from closed facilities during the quarter. Total debt at quarter end was $226 million, down $17 million from last quarter. The debt-to-capitalization ratio was 30.0% at year end, down from third quarter’s 31.6%. Darrow stated, “We continue to make consistent progress in moving our debt-to-capitalization ratio toward our targeted range of the mid-twenties. Although we are not yet within our targeted range of leverage, with the concurrence of our board of directors the company plans to reenter the open market on a moderate basis to begin repurchasing its shares. This action is being taken in light of the low market price of our stock and the belief in the company's future prospects.” At year end, 6.7 million shares remained available under the company’s existing stock repurchase authorization.

Business Outlook

Commenting on the business outlook, Darrow said, “We are pleased with the continuing improvement in our operations and with the progress we have made in the transition of our business model. From a macro economic perspective, we remain cautiously optimistic about the industry’s growth prospects for the coming year, though we are concerned that May’s recent consumer confidence improvements could be challenged by a number of factors. These factors include continued high energy prices, rising short-term interest rates and general geopolitical uncertainty, which continue to overshadow the economic expansion which appeared to be underway.”

Darrow continued, “Our first quarter is historically our seasonally weakest and with the continued inconsistent trends at retail we expect our first quarter sales to be up in the low single digit range compared to last year’s first quarter sales of $455 million, as reclassified to reflect our discontinued operations. Reported earnings for the first quarter are forecasted to be in the range of $0.10 — $0.14 per share. This compares to a loss of $0.07 per share in fiscal 2005‘s first quarter, which included an after-tax restructuring charge of $0.12 per share.”

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: changes in consumer sentiment or demand, changes in demographics, changes in housing sales, the impact of terrorism or war, energy price changes, the impact of logistics on imports, the impact of interest rate changes, the effects of the ruling on tariffs by the U.S. Department of Commerce and potential disruptions of Chinese imports, the availability and cost of capital, the impact of imports as it relates to continued domestic production, raw material price changes, changes in currency rates, competitive factors, operating factors, such as supply, labor, or distribution disruptions including changes in operating conditions or costs, effects of restructuring actions, changes in the domestic or international regulatory environment, not fully realizing cost reductions through restructurings, ability to implement global sourcing organization strategies, the future financial performance and condition of independently owned dealers that we are required to consolidate into our financial statements or changes requiring us to consolidate additional independently owned dealers, the impact of new manufacturing technologies, the impact of adopting new accounting principles, fair value changes to our intangible assets due to actual results differing from projected, factors relating to acquisitions and other factors identified from time to time in the company’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx . Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

With annual sales of over $2 billion, La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home and office, as well as for the hospitality, health care and assisted-living industries. The La-Z-Boy Upholstery Group companies are Bauhaus, Centurion, Clayton Marcus, England, La-Z-Boy, and Sam Moore. The La-Z-Boy Casegoods Group companies are American Drew, American of Martinsville, Hammary, Kincaid, Lea and Pennsylvania House.

The corporation’s vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 334 stand-alone La-Z-Boy Furniture Galleries® stores and 334 La-Z-Boy In-Store Gallerys, in addition to in-store gallery programs at the company’s Kincaid, Pennsylvania House, Clayton Marcus, England and Lea operating units. According to industry trade publication Furniture/Today, the La-Z-Boy Furniture Galleries retail network by itself represents the industry’s sixth largest U.S. furniture retailer and the largest single source furniture retailer in North America. Additional information is available at http://www.la-z-boy.com/ .

LA-Z-BOY INCORPORATED
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Unaudited For the Quarter Ended		Unaudited For the Year Ended
(Amounts in thousands, except per share data)	4/30/05 (14 weeks)	4/24/04 (13 weeks)	4/30/05 (53 weeks)	4/24/04 (52 weeks)
Sales	$565,555	$532,203	$2,048,381	$1,951,997

Cost of sales
Cost of goods sold	434,941	406,376	1,572,844	1,509,864
Restructuring	(3,107)	948	10,294	10,441

Total cost of sales	431,834	407,324	1,583,138	1,520,305

Gross profit	133,721	124,879	465,243	431,692
Selling, general and administrative	101,053	88,235	401,592	331,620
Write-down of intangibles	--	71,943	--	71,943

Operating income (loss)	32,668	(35,299)	63,651	28,129
Interest expense	2,942	2,317	10,442	11,253
Other income (expense), net	(122)	1,381	170	4,364

Income (loss) from continuing operations before income taxes	29,604	(36,235)	53,379	21,240
Income tax expense (benefit)	11,249	(2,479)	20,284	19,362

Income (loss) from continuing operations	18,355	(33,756)	33,095	1,878

Income from discontinued operations (net of tax)	1,009	25	1,996	650
Extraordinary gains (net of tax)	1,392	--	2,094	--
Cumulative effect of accounting change (net of tax)	--	(8,324)	--	(8,324)

Net income (loss)	$20,756	$(42,055)	$37,185	$(5,796)

Basic average shares outstanding	52,192	52,318	52,082	53,508
Basic net income (loss) per share:
Income (loss) from continuing operations	$0.35	$(0.64)	$0.63	$0.04
Income from discontinued operations (net of tax)	0.02	--	0.04	0.01
Extraordinary gains (net of tax)	0.03	--	0.04	--
Cumulative effect of accounting change (net of tax)	--	(0.16)	--	(0.16)

Net income (loss) per basic share	$0.40	$(0.80)	$0.71	$(0.11)

Diluted weighted average shares outstanding	52,262	52,318	52,138	53,679
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.35	$(0.64)	$0.63	$0.04
Income from discontinued operations (net of tax)	0.02	--	0.04	0.01
Extraordinary gains (net of tax)	0.03	--	0.04	--
Cumulative effect of accounting change (net of tax)	--	(0.16)	--	(0.16)

Net income (loss) per diluted share	$0.40	$(0.80)	$0.71	$(0.11)

Dividends paid per share	$0.11	$0.10	$0.44	$0.40

LA-Z-BOY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEET

	Unaudited
(Amounts in thousands)	4/30/05	4/24/04
Current assets
Cash and equivalents	$37,705	$33,882
Receivables, net	283,915	299,801
Inventories, net	260,556	250,568
Deferred income taxes	22,779	31,387
Other current assets	33,410	31,454

Total current assets	638,365	647,092

Property, plant and equipment, net	210,565	212,739
Intangibles	100,846	96,005
Other long-term assets, net	76,581	85,078

Total assets	$1,026,357	$1,040,914

Current liabilities
Short-term borrowings	$9,700	$37,219
Current portion of long-term debt
and capital leases	3,060	5,344
Accounts payable	82,792	93,298
Other current liabilities	133,172	147,460

Total current liabilities	228,724	283,321

Long-term debt and capital leases	213,549	181,807
Deferred income taxes	5,389	13,637
Other long-term liabilities	51,409	39,821
Shareholders' equity	527,286	522,328

Total liabilities and shareholders' equity	$1,026,357	$1,040,914

LA-Z-BOY INCORPORATED
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Unaudited Quarter Ended		Unaudited Year Ended
(Amounts in thousands)	4/30/05	4/24/04	4/30/05	4/24/04
Cash flows from operating activities
Net income (loss)	$20,756	$(42,055)	$37,185	$(5,796)
Adjustments to reconcile net income (loss) to
cash provided by operating activities
Write-down of intangibles	--	71,943	--	71,943
Cumulative effect of accounting change (net of tax)	--	8,324	--	8,324
Extraordinary gains (net of tax)	(1,392)	--	(2,094)	--
Gain on sale of discontinued operations (net of tax)	(668)	--	(668)	--
Restructuring	(3,107)	948	10,294	10,441
Depreciation and amortization	7,175	7,282	28,329	29,112
Change in allowance for doubtful accounts	(3,639)	(1,510)	(3,189)	(1,201)
Change in working capital	435	(11,926)	(35,524)	31,922
Change in deferred taxes	12,514	(14,906)	11,632	(11,843)

Total adjustments	11,318	60,155	8,780	138,698

Net cash provided by operating activities	32,074	18,100	45,965	132,902

Cash flows from investing activities
Proceeds from disposals of assets	5,621	199	11,226	2,167
Proceeds from sales of discontinued operation	10,985	--	10,985	--
Capital expenditures	(7,759)	(10,558)	(34,771)	(31,593)
Acquisitions, net of cash acquired	(6,806)	(9,189)	(6,806)	(9,189)
Change in other long-term assets	529	4,185	(4,621)	3,453

Net cash provided by (used for) investing activities	2,570	(15,363)	(23,987)	(35,162)

Cash flows from financing activities
Net changes in debt	(17,124)	20,110	1,939	(10,085)
Stock transactions	692	(12,675)	2,097	(65,795)
Dividends paid	(5,753)	(5,248)	(22,868)	(21,514)

Net cash provided by (used for) financing activities	(22,185)	2,187	(18,832)	(97,394)

Effect of exchange rate changes on cash and equivalents	(748)	(760)	677	775

Change in cash and equivalents	11,711	4,164	3,823	1,121
Cash acquired from consolidation of VIEs	--	3,944	--	3,944
Cash and equivalents at beginning of period	25,994	25,774	33,882	28,817

Cash and equivalents at end of period	$37,705	$33,882	$37,705	$33,882

LA-Z-BOY INCORPORATED
Segment Information

	Unaudited For the Quarter Ended		Unaudited For the Year Ended
(Amounts in thousands)	4/30/05 (14 weeks)	4/24/04 (13 weeks)	4/30/05 (53 weeks)	4/24/04 (52 weeks)
Sales
Upholstery Group	$436,190	$421,587	$1,554,087	$1,500,724
Casegoods Group	123,542	112,061	455,343	456,090
VIEs/Eliminations	5,823	(1,445)	38,951	(4,817)

Consolidated	$565,555	$532,203	$2,048,381	$1,951,997

Operating income (loss)
Upholstery Group	$34,484	$42,364	$98,099	$129,327
Casegoods Group	2,638	274	5,370	2,991
Restructuring	3,107	(948)	(10,294)	(10,441)
Intangible Writedown	--	(71,943)	--	(71,943)
Corporate and other	(7,561)	(5,046)	(29,524)	(21,805)

Consolidated	$32,668	$(35,299)	$63,651	$28,129

LA-Z-BOY INCORPORATED
Impact of FIN 46 on Consolidation

Financial Accounting Standards Board Interpretation No. 46R, "Consolidation of Variable Interest Entities" ("FIN 46"), which was issued in December 2003, requires the "primary beneficiary" of a variable interest entity ("VIE") to include the VIE's assets, liabilities and operating results in its consolidated financial statements.   In general, a VIE is a corporation, partnership, limited-liability corporation, trust or any other legal structure used to conduct activities or hold assets that either (i) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (ii) has a group of equity owners that are unable to make significant decisions about its activities, or (iii) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

La-Z-Boy Furniture Galleries® stores that are not operated by us are operated by independent dealers. These stores sell La-Z-Boy manufactured product as well as various accessories purchased from approved La-Z-Boy vendors.  In some cases we have extended credit beyond normal trade terms to the independent dealers, made direct loans and/or guaranteed certain loans or leases.  Most of these independent dealers have sufficient equity to carry out their principal operating activities without subordinated financial support, however, there are certain independent dealers that we have determined may not have sufficient equity. Based on the criteria for consolidation of VIEs, we have determined that several dealers are VIEs of which, under FIN 46, we are deemed the primary beneficiary.

Since some of our VIEs have either negative or no equity in their business, we are required to absorb their losses in our consolidated statement of operations.   During the third fiscal quarter, one of the equity owners of our VIEs contributed $2.0 million of capital to their business.  Current accounting standards required us to record the capital contribution as income in the third quarter of fiscal 2005 to offset previously recorded losses.  The operating results of the consolidated VIEs impacted our diluted earnings per share by ($0.04) and ($0.11) for the fourth quarter and full year of fiscal 2005, respectively.  The extraordinary gains of $2.2 million ($1.4 million net of tax) and $3.4 million ($2.1 million net of tax) for the fourth quarter and full year, respectively, are the results of the application of purchase accounting relating to the acquisition of previously consolidated VIEs.  Additionally, there are certain independent dealers that qualify as VIEs; however, we are not the primary beneficiary.  Our interest in these dealers is comprised of accounts and notes receivable of $20.1 million.

In prior years, we have evaluated the collectibility of our trade accounts receivable from our independent dealers and we have provided an appropriate reserve relating to the collectibility of our receivables with these dealers or the contingent payout under any guarantees. There are no VIEs consolidated into our consolidated statement of operations in the fourth quarter and full year  of our fiscal 2004, however their balance sheets are included in the April 24, 2004 condensed consolidated balance sheet.  The tables below show the impact of this standard on our condensed consolidated balance sheet and consolidated statement of operations as of April 30, 2005.  The amounts reflected in the tables include the elimination of related payables, receivables, sales, cost of sales, and interest as well as profit in inventory.

LA-Z-BOY INCORPORATED
Impact of FIN 46 on Condensed Consolidated Balance Sheet

	Unaudited 4/30/05			Unaudited 4/24/04
(Amounts in thousands)	VIEs	Consolidated		VIEs	Consolidated
Assets
Cash and cash equivalents	$1,699		$37,705	$3,944		$33,882
Accounts receivable, net	(9,131)	(1)	283,915	(21,826)	(1)	299,801
Inventories, net	7,211		260,556	12,721		250,568
Deferred income taxes	7,199		22,779	5,101		31,387
Other current assets	1,226		33,410	1,951		31,454

Total current assets	8,204		638,365	1,891		647,092
Property, plant and equipment, net	8,431		210,565	7,264		212,739
Intangibles	7,713		100,846	7,714		96,005
Other long-term assets, net	(14,168)	(1)	76,581	(12,484)	(1)	85,078

Total assets	$10,180		$1,026,357	$4,385		$1,040,914

Liabilities and shareholders' equity
Short-term borrowings	$--		$9,700	$--		$37,219
Current portion of long-term debt and capital leases	1,934		3,060	255		5,344
Accounts payable	329		82,792	758		93,298
Other current liabilities	3,523		133,172	4,190		147,460

Total current liabilities	5,786		228,724	5,203		283,321
Long-term debt and capital leases	6,256		213,549	7,211		181,807
Deferred income taxes	--		5,389	--		13,637
Other long-term liabilities	(1,300)		51,409	295		39,821
Shareholders' equity (deficit)	(562)		527,286	(8,324)		522,328

Total liabilities and shareholders' equity	$10,180		$1,026,357	$4,385		$1,040,914

(1) Includes the elimination of intercompany accounts and notes receivable.

LA-Z-BOY INCORPORATED
Impact of FIN 46 on Condensed Consolidated Statement of Operations

	Unaudited For the Quarter Ended 4/30/05			Unaudited For the Year Ended 4/30/05
(Amounts in thousands)	VIEs		Consolidated	VIEs		Consolidated
Sales	$7,877	(2)	$565,555	$46,019	(2)	$2,048,381

Cost of sales
Cost of goods sold	(1,217	) (2)	434,941	1,224	(2)	1,572,844
Restructuring	--		(3,107)	--		10,294

Total cost of sales	(1,217)		431,834	1,224		1,583,138

Gross profit	9,094		133,721	44,795		465,243
Selling, general and administrative	11,115		101,053	49,825		401,592
Write-down of intangibles	--		--	--		--

Operating income (loss)	(2,021)		32,668	(5,030)		63,651
Interest expense	97		2,942	427		10,442
Other income (expense), net	(1,092	) (3)	(122)	(4,154	) (3)	170

Income (loss) from continuing operations before income taxes	(3,210)		29,604	(9,611)		53,379
Income tax expense (benefit)	(1,221)		11,249	(3,652)		20,284

Income (loss) from continuing operations	(1,989)		18,355	(5,959)		33,095

Income from discontinued operations (net of tax)	--		1,009	--		1,996
Extraordinary gains (net of tax)	--		1,392	--		2,094

Net income (loss)	$(1,989)		$20,756	$(5,959)		$37,185

(2) Includes the elimination of intercompany sales and cost of sales.
(3) Includes the elimination of intercompany interest income and interest expense.

Exhibit 99.2

LA-Z-BOY INCORPORATED
Unaudited Quarterly Financial Data

(Amounts in thousands, except per share data) Quarter ended	7/24/04 * (13 weeks)	10/23/04 * (13 weeks)	1/22/05 * (13 weeks)	4/30/05 (14 weeks)
Sales	$455,107	$520,760	$506,959	$565,555
Cost of sales
Cost of goods sold	351,716	400,834	385,353	434,941
Restructuring	10,400	749	2,252	(3,107)

Total cost of sales	362,116	401,583	387,605	431,834

Gross profit	92,991	119,177	119,354	133,721
Selling, general and administrative	97,045	103,874	99,620	101,053

Operating income (loss)	(4,054)	15,303	19,734	32,668

Interest expense	2,209	2,607	2,684	2,942
Other income (expense), net	373	(354)	273	(122)

Income (loss) from continuing operations before income taxes	(5,890)	12,342	17,323	29,604
Income tax expense (benefit)	(2,238)	4,690	6,583	11,249

Income (loss) from continuing operations	(3,652)	7,652	10,740	18,355

Income from discontinued operations (net of tax)	129	506	352	1,009
Extraordinary gains (net of tax)	--	702	--	1,392

Net income (loss)	$(3,523)	$8,860	$11,092	$20,756

Diluted weighted average shares outstanding	51,967	52,101	52,193	52,262

Diluted income (loss) from continuing operations per share	$(0.07)	$0.15	$0.21	$0.35
Diluted net income (loss) per share	(0.07)	0.17	0.21	0.40

*  Income statements have been reclassified for discontinued operations.

LA-Z-BOY INCORPORATED
Unaudited Quarterly Financial Data

(Amounts in thousands, except per share data) Quarter ended	7/26/03 * (13 weeks)	10/25/03 * (13 weeks)	1/24/04 * (13 weeks)	4/24/04 * (13 weeks)
Sales	$440,530	$498,360	$480,904	$532,203
Cost of sales
Cost of goods sold	344,031	384,883	374,574	406,376
Restructuring	6,273	1,976	1,244	948

Total cost of sales	350,304	386,859	375,818	407,324

Gross profit	90,226	111,501	105,086	124,879
Selling, general and administrative	78,700	85,211	79,474	88,235
Writedown of intangible	--	--	--	71,943

Operating income (loss)	11,526	26,290	25,612	(35,299)

Interest expense	3,213	3,026	2,697	2,317
Other income, net	1,270	440	1,273	1,381

Income (loss) from continuing operations before income taxes	9,583	23,704	24,188	(36,235)
Income tax expense (benefit)	3,641	9,008	9,192	(2,479)

Income (loss) from continuing operations	5,942	14,696	14,996	(33,756)

Income (loss) from discontinued operations (net of tax)	(139)	481	283	25
Cumulative effect of accounting change (net of tax)	--	--	--	(8,324)

Net income (loss)	$5,803	$15,177	$15,279	$(42,055)

Diluted weighted average shares outstanding	54,916	54,339	52,931	52,318

Diluted income (loss) from continuing operations per share	$0.11	$0.27	$0.28	$(0.65)
Diluted net income (loss) per share	0.11	0.28	0.29	(0.80)

*  Income statements have been reclassified for discontinued operations.